Exhibit 10.1

August 8, 2018 Capital Increment Agreement on Guochuang (Shenzhen) Investment Co., Ltd by and between Mi Yufeng Feng Ruicong Wang Jingbei and Beijing AnGaoMeng Technology Service Co., Ltd

Contents

1.	Definitions and Interpretation	4
2.	Prerequisite	5
3.	Capital Increase Fund and Share Structure upon Completion of the Transaction	6
4.	Deal Close	6
5.	Representations and Warranties	6
6.	Transitional Period Arrangement	7
7.	Corporate Governance	8
8.	Term and Termination	9
9.	Indemnification	9
10.	Statement and Confidentiality	10
11.	Applicable Law, Jurisdiction and Dispute Resolution	10
12.	Miscellaneous Provisions	11

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Capital Increment Agreement

This Capital Increment Agreement on Guochuang (Shenzhen) Investment Co., Ltd (“this Agreement” or “Agreement”) is made in Beijing, China on this day of August 8, 2018 by and between the following Parties:

The Parties hereto

(1)	Guochuang (Shenzhen) Investment Co., Ltd is an entity established and existing under the laws of China, with its registered address at Room 201 Tower A, 1 Qian Wan Yi Lu, Qianhai Shenzhen-Hong Kong Cooperation Zone, Nanshan District, Shenzhen, Guangdong (Shenzhen Qianhai Business Secretary Co., Ltd.) and business address at Room 5206, Tower A, KK100, Shen Nan East Road, Hui Yuan Street, Luohu District, Shenzhen, and the legal representative is Mi Yufeng (“Target Company”). The Target Company holds Private Investment Fund Manager Registration Certificate with Registration Number of P1067478issued by Asset Management Association of China;

(2)	Beijing AnGaoMeng Technology Service Co., Ltd is an entity established and existing under the laws of China, with its registered address at Room 2602, Floor 26, Tower 3, Compound 4, Guanghua Road, Chaoyang District, Beijing, and the legal representative is Tang Wenjie (“Investment Company”);

(3)	Mi Yufeng, a Chinese citizen, ID number is 140102197610186510, with its domicile address at Room 602, No. 7, Nong 100, Yushan Road, Pudong New Area, Shanghai;

(4)	Feng Ruicong, a Chinese citizen, ID number is 14220219760311011X, with its domicile address at Fenda Industry Co., Ltd, Xi Xiang San Wei, Baoan District, Shenzhen, Guangdong; and

(5)	Wang Jingbei, a Chinese citizen, ID number is 610404197310131018, with its domicile address at No. 1, Zhi Xiao Yuan Nei, Wang Shi Ao Xi Er Xiao Qu, Xintai District, Tongchuan, Shaanxi.

The Target Company, Mi Yufeng, Feng Ruicong, Wang Jingbei and the Investment Company shall hereinafter be referred to collectively as the “Parties” and individually as a “Party”; of which Mi Yufeng, Feng Ruicong and Wang Jingbei shall be collectively referred to as “Original Shareholders of the Target Company”.

Whereas

(A)	The Target Company is a limited liability company with private investment fund as its main business and registered capital of RMB10,000,000. On the date of signing this Agreement, the original shareholders of the Target Company totally hold 100% equity of the Target Company, and their respective paid-in capital amount and shareholding ratio are as follows:

Name	Subscribed capital contributions (RMB: Then Thousand)	Actual capital contributions (RMB: Then Thousand)	Shareholding Ratio(%)
Mi Yufeng	400	100	40%
Feng Ruicong	300	75	30%
Wang Jingbei	300	75	30%
Total	1000	250	100%

(B)	Investment Company, Target Company and Original shareholders of the Target Company agree to the investment made by the Investment Company in the form of subscribing RMB2,500,000 of new registered capital of the Target Company in accordance with the terms and conditions of this Agreement (“Proposed Transaction”/ “this Agreement”). Upon the completion of the proposed transaction, the registered capital of the Target Company shall be increased to RMB12.5 million, and the Parties hereto shall hold the equity of the Target Company as agreed proportion (refer to Definitions and Interpretation), of which the Investment Company shall hold 20% equity of the Target Company.

(C)	After consultations conducted in accordance with principles of equity, the Parties have agreed to conclude this Agreement.

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Agreement

1.	Definitions and interpretation

Unless the terms of this Agreement otherwise provide, the following terms shall have the meanings set out below:

“Increment Fund” means RMB2,500,000 that the Investment Company shall pay to the Target Company.

“Completion of Proposed Transaction”/“Completion of this Transaction” means the date on which Investment Company, in accordance with this Agreement, pay the increment fund to the bank account designated by the Target Company as provided by Section 3.

“Affiliate” means any individual or entity which, directly or indirectly, is controlled by, under common control with, or in control of, other individual or entity.

“Agreed Proportion” means the proportion of each shareholder’s equity in the total registered capital of the Target Company upon the completion of this Transaction as mentioned in Section 7.2(c) hereof.

“Articles of Association” means the Articles of Association of the Target Company and the amendments, restatements, supplements or other amendments to the Articles of Association from time to time.

“Board of Directors” means the Board of Directors of the Target Company set up in accordance with Section 7 of this Agreement.

“Working Day” means any day on which the banks in China are generally open for business except a Saturday or Sunday.

“Business Plan” means the business plan prepared annually by the Target Company for its next (or specific) financial year and shall include at least the capital payment budget, operating budget, financing/loan plan for the next (or specific) financial year.

“Company Law” means the Company Law of the People’s Republic of China.

“Deal Close” means all matters that require delivery in accordance with Article 4.

“Deal Close Date” means the date of Deal Close.

“Control” means

(i) (either directly or indirectly, whether through equity holdings, right to vote, contract engagement or otherwise) shall have the right to appoint and/or dismiss an entity’s board of directors or the majority of members in other authority that are eligible to vote on all or most of the matters, or by other ways to control the policy and affairs of such entity and or has the right to control; and/or

(ii) holds shares or other securities of any entity, and/or enjoy the beneficial right and/or have the right to exercise the voting right of such shares or securities, and the holder is granted the right to vote in the general assembly of such entity for all or most matters with more than 50% of the total voting right.

“Director” means all directors of the Target Company.

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“Disposition” means sale, assignment, distribution, establishment of a trust or option on any assets, or transfer of voting rights attached to the assets, or pledge, mortgage or otherwise encumber the ownership or beneficial right of the assets.

“Encumbrance” means any mortgage, pledge, option, right of first refusal or any other kind of security interest or claim against a proprietary right, or any other similar preferential routing (including but not limited to transfer of ownership or reserves the rights to arrange), and any agreement or obligation to establish and grant the above rights and interests.

“Person or entity” means any natural person, partnership or limited partnership, enterprise, association, joint stock company, trust, limited liability company, joint venture, unincorporated organization or government agency (or its department, agency or sub-branch).

“China” means the People’s Republic of China and shall not include Hong Kong, Macao or Taiwan for the purposes of this Agreement.

“Shareholders” mean Mi Yufeng, Feng Ruicong, Wang Jingbei and the Investment Company (as long as they hold any equity respectively), and any other persons who hold equity from time to time as a result of the transfer;

“Equity” means the stock right in the registered capital of the Target Company.

2.	PREREQUISITE

2.1	Unless exempted under Section 2.2, the deal close shall be dependent on each of the following prerequisite:

(a)	The Investment Company is satisfied with the due diligence results of the Target Company;

(b)	The board of shareholders and the board of directors of the Target Company at a legally convened meeting approve this Transaction and agree to sign this Agreement;
(c)	A new business license of the Target Company issued by the business registration authority to certify that the proposed transaction has been completed;
(d)	The Articles of Association between the Investment Company and the Original Shareholders of the Target Company has been ready and duly signed;
(e)	The Target Company has fulfilled its duty of reporting major changes to Asset Management Association of China;
(f)	The Target Company has provided the Investment Company with its designated bank account information and the Investment Company shall pay capital increase funds pursuant to Section 3;
(g)	As of the deal close date, all representations and warranties should be true, accurate and complete;
(h)	Neither party hereto constitutes a material breach of this Agreement.

2.2	This Agreement shall cease to be effective immediately if any prerequisite set forth in Section 2.1 is not met or waived within 90 working days from the date of execution hereof.

The Investment Company may waive any or all prerequisite set forth in Section 2.1 at any time prior to the date specified in Section 2.2 by giving written notice to the Target Company.

2.3	The parties hereto shall fully cooperate and take all necessary measures to ensure that the prerequisite set forth in Section 2.1 hereof is met.

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3.	Capital increase fund and share structure upon completion of the transaction

Unless otherwise agreed herein, the Investment Company shall transfer the capital increase of RMB 2.5 million to the bank account designated by the Target Company within 15 working days from the signing this Agreement,.

Upon the completion of the transaction, each shareholder’s equity in Target Company is as follows:

Name	Subscribed capital contributions (RMB: Then Thousand)	Actual capital contributions (RMB: Then Thousand)	Shareholding Ratio(%)
Mi Yufeng	400	100	32%
Feng Ruicong	300	75	24%
Wang Jingbei	300	75	24%
Beijing AnGaoMeng Technology Service Co., Ltd	250	250	20%
Total	1250	500	100%

4.	Deal Close

4.1	The deal close shall take place at deal close date subject to Section 2 hereof and shall take effect at 24:00 Beijing Time.

4.2	Deal close date means the date on which the Target Company and its Original Shareholders offer the Investment Company proof that all prerequisites listed in Section 2.1 have been met or waived pursuant to Section 2.2 as required by the investment company. The Original Shareholders of the Target Company shall urge the Target Company to provide the Investment Company with the following documents on or prior to the deal close date:

(a)	The Target Company shall provide the Investment Company with the official resolution which approves (I) this transaction;(ii) the amended Articles of Association related to this Transaction;(iii) sign this Agreement and relevant transaction documents;

(b)	The Target Company shall provide the Investment Company with the original signed version of the Articles of Association specified in Section 2.1(I) and the original copy of the business license; and

(c)	The Target Company shall offer other documents or perform obligations reasonably requested by the Investment Company for the purposes of this Transaction hereunder.

5.	Representations and Warranties

5.1	Each Party shall warrants to the other Parties that all obligations, warranties and representations are true and effective from the date of execution of this Agreement.

5.2	Each Party shall warrant that:

(a)	it has the right, power and authorization to sign and deliver of this Agreement;

(b)	it has obtained all the consents necessary for the execution of this Agreement and has fulfilled all the procedures required for the execution of this Agreement;

(c)	all necessary actions for the execution and performance of this Agreement have been duly authorized, and this Agreement remains valid, binding and enforceable; and

(d)	all documents and information provided for the purpose of this Agreement are lawful, valid and complete, and have no conflict with applicable laws and regulations;

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5.3	Warranties shall be made on the date of execution of this Agreement, and be deemed to be restated on the deal close date, and any reference to the date of execution (whether expressed or implied) of this Agreement in connection with any warranties shall be construed as a reference to the deal close date.

5.4	In case the Target Company and its Original Shareholders are informed that they are liable for any indemnifies or that they violated or may violate any guarantee any promise or warranty, the Target Company and its Original Shareholders shall:

(a)	inform the Investment Company of the details to enable it to make an accurate assessment of the above situation; and

(b)	make reasonable efforts to prevent or remedy the informed events as required by the Investment Company.

5.5	Each party shall be liable for its own conduct and warrants to the other Parties:

(a)	perform and comply with all the terms of this Agreement in the spirit of mutual assistance and trust, and urge its appointed directors to perform and comply with all the terms of this Agreement;

(b)	the Target Company shall diligently perform and comply with its obligations hereunder;

(c)	take all necessary measures for its part to fully implement the terms of this Agreement;

(d)	exercise and urge, without prejudice to the universality of the foregoing provisions, each person acting on his or her behalf at the time to exercise or abstain from exercising any voting right or any other right at any shareholder meeting or board meeting, and any other rights or control to ensure or facilitate the pass of all resolutions bellow:

(i)	matters performed by the Target Company pursuant to this Agreement; and

(ii)	matters for the full realization of the terms of this Agreement.

(e)	not to make or approve any transaction that would prevent or obstruct the performance and compliance of this Agreement with respect to the equity owned or controlled at the time;

(f)	Unless otherwise agreed in writing by the Investment Company, the Target Company shall guarantee that it will take all reasonable measures to enforce all of its rights hereunder.

5.6	Each warranty and representation is independent and shall not be restricted by reference to any other representations and warranties of this Agreement or other contents unless specifically agreed.

6.	Transitional period arrangement

6.1	Normal Operation

The Original Shareholders of the Target Company shall guarantee and urge the Target Company to operate the business as usual, from the date of signing this Agreement to the date of deal close, and the Original Shareholders further warranty and promise that all warranties and representations in this Agreement to the date of deal close remain true, complete, accurate and without misrepresentation.

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6.2	Prohibited Actions

The Parties agree that, from the signing date of this Agreement to the deal close date, the Target Company shall not perform the following acts without prior written consent of the Investment Company:

(a)	any changes or amendments to the articles of association except as agreed herein;

(b)	change the scope of business or engage in new business activities that beyond the existing scope of business;

(c)	any acquisition, merger, bankruptcy or liquidation of the Target Company;

(d)	disposal or increase equity/registered capital, except as agreed herein;

(e)	transfer any material assets;

(f)	dispose any copyright, patent, trademark, proprietary technology or any other intangible assets;

(g)	terminate any license for any intellectual property to any person or entity, or filing any claim with respect to any intellectual property;

(h)	acquire any company or establish any new company with others or entities;

(i)	provide any guarantee to any other person or entity;

(j)	enter into any debt repayment agreement or settlement, or make any other similar arrangement;

(k)	sign, significantly revise or change, or terminate any contract that consideration exceed the approved amount;

(l)	propose to or allot any profit;

(m)	any material changes to tax or accounting policies other than those made in accordance with general Chinese accounting standards or applicable Chinese laws.

(n)	pass any resolution of shareholder meeting or board resolution except as agreed herein;

(o)	sign any contract or make any undertakings in connection with any of the foregoing matters.

7.	CORPORATE GOVERNANCE

The Original Shareholders of the Target Company and the Investment Company hereby agree that, unless otherwise agreed herein, as long as the Investment Company holds any equity of the Target Company, the corporate governance of the Target Company shall always follow the following provisions. The parties agree that the Target Company shall be governed in accordance with the provisions of this Agreement and the Article of Association.

7.1	Shareholders and Board of Shareholders

(a)	The board of shareholders shall be the highest authority of the Target Company. The shareholder meeting is composed of regular meetings and interim meetings. Regular meetings should be held once a year.

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(b)	The Shareholders and the Target Company shall facilitate that regular meetings held regularly. Unless otherwise provided in Company Law, the rules of procedure and voting procedure shall be prescribed by the shareholders agreement and the Articles of Association.

(c)	The shareholders shall exercise their voting rights at the shareholder meeting in accordance with their equity ratio in the Target Company. The Investment Company shall have the same rights and obligations as the Original Shareholders in proportion upon the capital increment is completed.

(d)	The Original Shareholder of the Target Company shall (I) make its best efforts in the future to grant all other general minority shareholder rights reasonably requested by the Investment Company and consistent with the rights in the Articles of Association, and (ii) take all necessary or appropriate actions to reflect these rights in the documents jointly decided by the Parties.

8.	Term and termination

8.1	Term

The term of this Agreement shall commence from the date of signing and terminate for any legal reasons or other provisions of this Agreement.

8.2	Termination

(a)	In the following situations:

(i)	this Agreement shall be terminated if all equity held by the Investment Company in the Target Company has been transferred to a third party in accordance with the terms of this Agreement;
(ii)	this Agreement shall be terminated for each shareholder, if their equity in the Target Company has been transferred in accordance with the terms of this Agreement;
(iii)	in the event that breaching party materially breaches its representations, warranties and commitments hereunder, or the breaching party fails to remedy such breach within thirty (30) days after receiving the notice of default from the non-breaching party, then the non-breaching party shall have the right to terminate this Agreement;
(iv)	in the event any shareholder incurs bankruptcy, liquidation or dissolution, termination of operations or failure to pay off debts, other shareholders shall have the right to terminate this Agreement;
(v)	this Agreement shall be terminated in the event of liquidation or compulsory liquidation of the Target Company (except for the purpose of reorganization or merger);or
(vi)	this Agreement shall be terminated upon the agreement reached by the shareholders in writing.

(b)	The termination of this Agreement for whatever reason shall not affect the rights, obligations and liabilities of any party that have occurred prior to termination and the provisions of this Agreement which are not affected by the termination shall survive.

9.	indemnification

9.1	Indemnity

(a)	Either party shall indemnify the other party for any claim, lawsuit, liability, expense or expense arising from or in connection with its breach of its obligations hereunder or its breach of its representations, warranties and commitments hereunder, and hold the other Party from damage (” Indemnity “).

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(b)	Except as agreed above, the Target Company and its Original Shareholders agree to assume liability to indemnify the Investment Company from any loss, damage and fee, including but not limited to any expense/damage/cost occurred due to any claim, dispute, investigation and default.

9.2	Each liability for damage shall be separate and shall not be limited by reference to any other liability for damage hereof or other content unless specifically agreed.

10.	statement and confidentiality

10.1	Statement

Neither party shall make or publish any public statement or communication in any form with respect to the contents of this Agreement and this Transaction, unless:

(a)	obtain the prior written consent of the other Party, and such consent shall not be unreasonably withheld or delayed; or

(b)	any Party that required to issue or make a statement or communication shall, to the extent possible, first consult the other Party (and provide a reasonable amount of information and time) and take into account the reasonable request of the other Party to issue or make a statement or communication within the scope of the legal and regulatory requirements.

10.2	Confidentiality

Each party shall keep the confidential information confidential and shall not, directly or indirectly, disclose or permit to make any disclosure or use of oral or written information relating to the other Parties (including any aspects of the business, customer or intellectual property of the other party) or this Agreement or the existence or content of this Transaction (” Confidential Information “) unless:

(a)	disclose in accordance with laws and regulations after notifying the other parties (and a reasonable amount of information and time has been provided) and taking into account reasonable requirements of other Parties;

(b)	for the purpose of obtaining the benefits of this Agreement or performing the obligations hereunder to disclose, the disclosing party shall inform its employees or consultants confidential information is confidential, and shall make every reasonable effort to promote its employees or consultants keep the confidential information confidential, and shall indemnify the other Party (as the case may be) from all costs, claims, suits, losses and responsibility due to any unauthorized disclosure or use of confidential information; or

(c)	the information exist in or enter the public domain other than either party’s breach of legal or confidentiality obligations under this Agreement.

Upon the request of either Party, the other Party shall at any time return to the confidential information (in whatever form) in its possession.

10.3	Upon termination of this Agreement, the terms and limitations contained in this Section 10 shall remain in effect.

11.	Applicable law, jurisdiction and dispute resolution

11.1	This Agreement shall be governed by and construed in accordance with the laws of China.

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11.2	Any dispute and controversy arising from or in connection with this Agreement shall be settled by both parties through negotiation. If any dispute is not resolved through negotiation, either Party may submit it to Beijing Arbitration Commission for arbitration in accordance with the arbitration rules of Beijing Arbitration Commission in effect. The arbitration shall be final. In the pending dispute, the Parties shall continue to perform the provisions that are not in dispute.

12.	Miscellaneous provisions

12.1	Effectiveness

This Agreement shall come into force upon being duly signed by the Parties.

12.2	Continuity

The rights and obligations hereunder shall survive termination of this Agreement unless to a certain extent that such rights and obligations have been fully performed or otherwise provided for in this Agreement.

12.3	Severability

If any provision of this Agreement is deemed to be invalid or unenforceable in whole or in part due to the enactment and provision of any law, the invalidity of such provision shall not affect the validity of any other provision of this Agreement

12.4	Waiver

Either Party’s failure to exercise or delay in exercising any right, power or privilege under this Agreement shall not operate as a waiver thereof, and any single or partial exercise of any right, power or privilege shall not preclude the exercise of any other right, power or privilege.

12.5	Amendment

This Agreement shall not be changed verbally, but only by a written instrument signed by the Parties.

12.6	Inheritance and Assignment

This Agreement is binding upon the successors of either Party. This Agreement may not be assigned by any Party without the prior written consent of the other Party hereto.

12.7	Entire Agreement

This Agreement and annexes hereto shall constitute the entire agreement between the Parties hereto and shall supersede all prior discussions, negotiations and agreements between them. The terms of this Agreement shall apply to the annexes unless otherwise provided in the annexes.

12.8	Annexes

All Annexes hereto are made an integral part of this Agreement.

12.9	Duplicate and Language

This Agreement is executed in the Chinese language and may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

12.10	Headings

The headings used in this Agreement are for convenience only and shall not be used to interpret the terms of this Agreement or otherwise affect the meaning of the terms of this Agreement.

[Blank Below]

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(Signature Page)

In witness whereof, each Parties hereto has caused this Agreement to be executed on the date first set forth above.

Guochuang (Shenzhen) Investment Co., Ltd.

Authorized Representative:

By:
Name:
Address:
Title:

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(Signature Page)

Beijing AnGaoMeng Technology Service Co., Ltd

Authorized Representative:

By:
Name:
Address:
Title:

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(Signature Page)

Mi Yufeng

Feng Ruicong

Wang Jingbei

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